Exhibit 99.1

AMENDMENT NO. 1 TO AGREEMENT

This Amendment No. 1 to Agreement (the “Amendment”) is made and entered into as of October 23, 2013, by and among Qumu Corporation (f/k/a Rimage Corporation) (the “Company”) and Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”) (each of the Company and Dolphin, a “Party” to this Amendment, and collectively, the “Parties”).

WHEREAS, the Parties are each a party to that certain Agreement made and entered into as of March 18, 2013 (the “Agreement”) relating to the appointment of one Dolphin candidate to the Company’s Board of Directors, one observer to the Board of Directors and certain other governance matters, as provided in the Agreement;

WHEREAS, by this Amendment the parties desire to amend the Agreement to extend certain time periods relating to their respective rights and obligations;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.            Definitions.  The following terms shall have the following respective meanings:

a.           The “2014 Annual Meeting” shall mean the annual meeting of shareholders of the Company to be held in 2014 including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

b.           The “2015 Annual Meeting” shall mean the annual meeting of shareholders of the Company to be held in 2015 including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

c.           “Amended Standstill Period” shall mean the period from the date of the Agreement until the date that is ten (10) business days prior to the deadline for the submission of shareholder nominations for the 2015 Annual Meeting pursuant to the Company’s bylaws.

2.            Amendments.  The Agreement is hereby amended as follows:

a.           In Sections 1(b), 1(c) and 1(e) of the Agreement, each reference to the “2013 Annual Meeting” shall be a reference to the “2014 Annual Meeting.”

b.           Section 1(d) shall be amended and restated to read in its entirety as follows:

Until the date on which Dolphin has sold shares of Common Stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding Common Stock, the Company agrees that if the Dolphin Director resigns as a director or is removed from the Board for any reason or dies, Dolphin shall have the right to replace the Dolphin Director with a qualified substitute director, with the qualifications and appointment of such substitute director subject to the provisions of this subsection.  Each substitute director must qualify as “independent” pursuant to NASDAQ listing standards.  Unless there is a material adverse change in the qualifications of Justin A. Orlando, Donald T. Netter, or Daniel T. Englander, each of Messrs. Orlando, Netter and Englander is deemed to be qualified as a substitute director and upon Dolphin’s identification of Mr. Orlando, Mr. Netter or Mr. Englander as a substitute director, the Board shall appoint Mr. Orlando, Mr. Netter or Mr. Englander, as the case may be, as a member of the Board to replace the Dolphin Director.  If for some reason Mr. Netter, Mr. Orlando or Mr. Englander, as the case may be, cannot serve as a substitute director, the Board shall appoint a qualified substitute director recommended by Dolphin, subject to the approval of the Governance Committee in good faith after exercising its fiduciary duties, provided that the Company may not unreasonably withhold consent of such qualified substitute candidate and provided further that in the event the Governance Committee does not approve of a substitute director recommended by Dolphin, Dolphin will have the right to recommend additional persons as a substitute director.  Upon the appointment of a substitute director to the Board, the Board will also appoint such substitute director to each of the Compensation Committee and Governance Committee.  Any such substitute director appointed to the Board shall be deemed to be a “Dolphin Director” hereunder.

c.           In Sections 1(f) of the Agreement, each reference to the “2014 Annual Meeting” shall be a reference to the “2015 Annual Meeting.”

d.           Each reference in the Agreement to the “Standstill Period” shall be a reference to the “Amended Standstill Period.”

3.            No Implied Amendments. Except as herein amended, all of the terms of the Agreement shall remain in full force and effect and are ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement, as amended by this Amendment.

4.             Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to the conflict of laws principles thereof.

5.             Counterparts.  This Amendment may be executed by facsimile and in separate counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the Parties and delivered to each Party.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

QUMU CORPORATION

By:	/s/ Sherman L. Black
Sherman L. Black
Chief Executive Officer

DOLPHIN LIMITED PARTNERSHIP III, L.P.

By: Dolphin Associates III, LLC, its General Partner

By: Dolphin Holdings Corp. III, its Managing Member

By:	/s/ Donald T. Netter
Donald T. Netter
Senior Managing Director

DOLPHIN ASSOCIATES III, LLC

By: Dolphin Holdings Corp. III, its Managing Member

By:	/s/ Donald T. Netter
Donald T. Netter
Senior Managing Director

DOLPHIN HOLDINGS CORP. III

By:	/s/ Donald T. Netter
Donald T. Netter
Senior Managing Director

[Signature Page to Amendment]